Exhibit 5.2

August 7, 2020

TO: The Board of Directors of FirstService Corporation

We hereby consent to the references of our name in the Registration Statement on Form F-10 filed by FirstService Corporation on the date hereof and in the prospectus contained therein, as each may thereafter be amended or supplemented. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required by the United States Securities Act 1933, as amended or the rules and regulations promulgated thereunder.

Sincerely,

/s/ “Fogler, Rubinoff LLP”